Exhibit 99.1
Google Inc. Announces First Quarter 2014 Results

MOUNTAIN VIEW, Calif. – April 16, 2014 - Google Inc. (NASDAQ: GOOG, GOOGL) today announced financial results for the quarter ended March 31, 2014.

"We completed another great quarter. Google's revenue was $15.4 billion, up 19% year on year", said Larry Page, CEO of Google. "We got lots of product improvements done, especially on mobile. I'm also excited with progress on our emerging businesses."

Q1 Financial Summary

On January 29, 2014, we entered into an agreement with Lenovo Group Limited providing for the disposition of the Motorola Mobile business. As such, financial results of Motorola Mobile are presented as "Net loss from discontinued operations" on the Consolidated Statements of Income for the quarter ended March 31, 2013 and 2014; and assets and liabilities of Motorola Mobile to be disposed of are presented as "Assets held for sale" and "Liabilities held for sale", respectively, on the Consolidated Balance Sheet as of March 31, 2014.

On April 2, 2014, we issued shares of Class C capital stock as a dividend to our stockholders. Except for the number of authorized shares and par value, all references to share and per share amounts have been retroactively restated for all prior periods shown to reflect the stock split, which was effected in the form of a stock dividend.
Google Inc. reported consolidated revenues of $15.42 billion for the quarter ended March 31, 2014, an increase of 19% compared to the first quarter of 2013. Google Inc. reports advertising revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the first quarter of 2014, TAC totaled $3.23 billion, or 23% of advertising revenues.

Operating income, operating margin, net income, and earnings per share (EPS) are reported on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures at the end of this release.

•
GAAP operating income in the first quarter of 2014 was $4.12 billion, or 27% of revenues. This compares to GAAP operating income of $3.75 billion, or 29% of revenues, in the first quarter of 2013. Non-GAAP operating income in the first quarter of 2014 was $4.95 billion, or 32% of revenues. This compares to non-GAAP operating income of $4.40 billion, or 34% of revenues, in the first quarter of 2013.

•
GAAP net income (including net loss from discontinued operations) in the first quarter of 2014 was $3.45 billion, compared to $3.35 billion in the first quarter of 2013. Non-GAAP net income in the first quarter of 2014 was $4.30 billion, compared to $4.04 billion in the first quarter of 2013.

•
GAAP EPS (including impact from net loss from discontinued operations) in the first quarter of 2014 was $5.04 on 685 million diluted shares outstanding, compared to $4.97 in the first quarter of 2013 on 673 million diluted shares outstanding. Non-GAAP EPS in the first quarter of 2014 was $6.27, compared to $6.00 in the first quarter of 2013.

•
Non-GAAP operating income and non-GAAP operating margin exclude stock-based compensation (SBC) expense. Non-GAAP net income and non-GAAP EPS exclude SBC expense, net of the related tax benefit, as well as net loss from discontinued operations. In the first quarter of 2014, the expense related to SBC and the related tax benefits were $839 million and $190 million compared to $655 million and $141 million in the first quarter of 2013. In addition, net loss from discontinued operations in the first quarter of 2014 was $198 million, compared to $182 million in the first quarter of 2013.

Q1 Financial Highlights
Revenues and other information - Google Inc. revenues for the quarter ended March 31, 2014 were $15.42 billion, representing a 19% increase over first quarter of 2013 revenues of $12.95 billion.

•
Sites Revenues - Our sites generated revenues of $10.47 billion, or 68% of total revenues, in the first quarter of 2014. This represents a 21% increase over first quarter of 2013 sites revenues of $8.64 billion.

•
Network Revenues - Our partner sites generated revenues of $3.40 billion, or 22% of total revenues, in the first quarter of 2014. This represents a 4% increase over first quarter of 2013 network revenues of $3.26 billion.

•	Other Revenues - Other revenues were $1.55 billion, or 10% of total revenues, in the first quarter of 2014. This represents a 48% increase over first quarter of 2013 other revenues of $1.05 billion.
International Revenues - Our revenues from outside of the United States totaled $8.76 billion, representing 57% of total revenues in the first quarter of 2014, compared to 56% in the fourth quarter of 2013 and 55% in the first quarter of 2013.

◦	Our revenues from the United Kingdom totaled $1.58 billion, representing 10% of total revenues in the first quarter of 2014, compared to 11% in the first quarter of 2013.
Foreign Exchange Impact on Revenues - Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the fourth quarter of 2013 through the first quarter of 2014, our revenues in the first quarter of 2014 would have been $50 million higher. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the first quarter of 2013 through the first quarter of 2014, our revenues in the first quarter of 2014 would have been $163 million higher.

◦	In the first quarter of 2014, we recognized a benefit of $8 million to revenues through our foreign exchange risk management program, compared to $35 million in the first quarter of 2013.
Reconciliations of our non-GAAP international revenues excluding the impact of foreign exchange and hedging to GAAP international revenues are included at the end of this release.
Paid Clicks - Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our Network members, increased approximately 26% over the first quarter of 2013 and decreased approximately 1% over the fourth quarter of 2013.
Cost-Per-Click - Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our Network members, decreased approximately 9% over the first quarter of 2013 and remained constant from the fourth quarter of 2013.
TAC - Traffic acquisition costs, the portion of revenues shared with Google's partners, increased to $3.23 billion in the first quarter of 2014, compared to $2.96 billion in the first quarter of 2013. TAC as a percentage of advertising revenues was 23% in the first quarter of 2014, compared to 25% in the first quarter of 2013.
The majority of TAC is related to amounts ultimately paid to our Network members, which totaled $2.39 billion in the first quarter of 2014. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $845 million in the first quarter of 2014.
Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data centers operational expenses, hardware inventory costs, amortization of acquisition-related intangible assets, and content acquisition costs, increased to $2.73 billion, or 18% of revenues, in the first quarter of 2014, compared to $2.17 billion, or 17% of revenues, in the first quarter of 2013.
Operating Expenses - Operating expenses, other than cost of revenues, were $5.34 billion in the first quarter of 2014, or 35% of revenues, compared to $4.07 billion in the first quarter of 2013, or 31% of revenues.
Depreciation and loss on disposal of property and equipment and amortization expenses - Depreciation and loss on disposal of property and equipment and amortization expenses were $1.09 billion for the first quarter of 2014, of which $1.06 billion was related to Google, compared to $899 million in the first quarter of 2013. Of the $1.09 billion, $116 million was related to amortization of Motorola intangibles, which Google will retain subsequent to the disposal of Motorola Mobile.

Stock-Based Compensation (SBC) - In the first quarter of 2014, the total charge related to SBC was $839 million compared to $655 million in the first quarter of 2013. We currently estimate SBC charges for grants to Google employees prior to March 31, 2014 to be approximately $3.22 billion for 2014. This estimate does not include expenses to be recognized related to employee stock awards that are granted after March 31, 2014 or non-employee stock awards that have been or may be granted.

Operating Income - GAAP operating income in the first quarter of 2014 was $4.12 billion, or 27% of revenues. This compares to GAAP operating income of $3.75 billion, or 29% of revenues, in the first quarter of 2013. Non-GAAP operating income in the first quarter of 2014 was $4.95 billion, or 32% of revenues. This compares to non-GAAP operating income of $4.40 billion, or 34% of revenues, in the first quarter of 2013.
Interest and Other Income, Net - Interest and other income, net, was $357 million in the first quarter of 2014, compared to $134 million in the first quarter of 2013.
Income Taxes - Our effective tax rate was 18% for the first quarter of 2014.
Net Loss from Discontinued Operations - Net loss from discontinued operations in the first quarter of 2014 was $198 million, compared to a net loss of $182 million in the first quarter of 2013. Net loss from discontinued operations in the first quarter of 2014 included a pre-tax adjustment of $74 million related to the deferral of certain revenue for the Motorola Mobile segment. Had we presented Motorola Mobile as an operating segment, the Motorola Mobile segment revenue for the first quarter of 2014 would have been $1.45 billion, $74 million higher than what was included in net loss from discontinued operations.
Net Income - GAAP consolidated net income in the first quarter of 2014 was $3.45 billion, compared to $3.35 billion in the first quarter of 2013. Non-GAAP consolidated net income was $4.30 billion in the first quarter of 2014, compared to $4.04 billion in the first quarter of 2013. GAAP EPS in the first quarter of 2014 was $5.04 on 685 million diluted shares outstanding, compared to $4.97 in the first quarter of 2013 on 673 million diluted shares outstanding. Non-GAAP EPS in the first quarter of 2014 was $6.27, compared to $6.00 in the first quarter of 2013.
Cash Flow and Capital Expenditures  - Net cash provided by operating activities in the first quarter of 2014 totaled $4.39 billion, compared to $3.63 billion in the first quarter of 2013. In the first quarter of 2014, capital expenditures were $2.35 billion, the majority of which was for production equipment, data-center construction, and real estate purchases. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the first quarter of 2014, free cash flow was $2.05 billion.
We expect to continue to make significant capital expenditures.
A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.
Cash - As of March 31, 2014, cash, cash equivalents, and marketable securities were $59.38 billion, which excludes cash classified as held for sale, compared to $58.72 billion as of December 31, 2013.
Headcount - On a worldwide basis, we employed 49,829 full-time employees (46,170 in Google and 3,659 in Motorola Mobile) as of March 31, 2014, compared to 47,756 full-time employees (43,862 in Google and 3,894 in Motorola Mobile) as of December 31, 2013.
WEBCAST AND CONFERENCE CALL INFORMATION
A live audio webcast of Google’s first quarter 2014 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

We also announce investor information, including news and commentary about our business and financial performance, SEC filings, notices of investor events and our press and earnings releases, on our investor relations website (http://investor.google.com) and our investor relations Google+ page (https://plus.google.com/+GoogleInvestorRelations/posts).

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our investments in areas of strategic focus, our expected SBC charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.  All information provided in this release and in the attachments is as of April 16, 2014, and we undertake no duty to update this information unless required by law.

ABOUT NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, free cash flow, and non-GAAP international revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," "Reconciliation from net cash provided by operating activities to free cash flow," and “Reconciliation from GAAP international revenues to non-GAAP international revenues” included at the end of this release.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results, meaning our operating performance excluding not only non-cash charges, such as SBC, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income excluding expenses related to SBC, and, as applicable, other special items. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of SBC, and as applicable, other special items so that Google's management and investors can compare Google's recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Google's management believes that providing a non-GAAP financial measure that excludes SBC allows investors to make meaningful comparisons between Google's recurring core business operating results and those of other companies, as well as providing Google's management with an important tool for financial and operational decision making and for evaluating Google's own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, SBC, that are recurring. SBC has been and will continue to be for the foreseeable future a significant recurring expense in Google's business. Second, SBC is an important part of our employees' compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.
Non-GAAP net income and EPS. We define non-GAAP net income as net income excluding expenses related to SBC and, as applicable, other special items less the related tax effects, as well as net income (loss) from discontinued operations. The tax effects of SBC and, as applicable, other special items are calculated using the tax-deductible portion of SBC, and, as applicable, other special items, and applying the entity-specific, U.S. federal and blended state tax rates.  We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be useful metrics for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with SBC and, as applicable, other special items. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google's use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.
Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management's comparisons of our operating results to competitors' operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the statement of cash flows and under the caption “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.
Non-GAAP international revenues. We define non-GAAP international revenues as international revenues excluding the impact of foreign exchange rate movements and hedging activities. Non-GAAP international revenues are calculated by translating current quarter revenues using prior quarter and prior year exchange rates, as well as excluding any hedging gains realized in the current quarter. We consider non-GAAP international revenues as a useful metric as it facilitates management’s internal comparison to our historical performance.
The accompanying tables have more details on the non-GAAP financial measures that are most directly comparable to GAAP financial measures and the related reconciliations between these financial measures.

Contact:
Julia Duncan
Investor Relations
+1 650-253-3045
juliaduncan@google.com
For Media:
press@google.com

Google Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and par value amounts which are reflected in thousands, and par value per share amounts)

	As of December 31, 2013	As of March 31, 2014
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,898	$16,639
Marketable securities	39,819	42,740
Total cash, cash equivalents, and marketable securities (including securities loaned of $5,059 and $4,405)	58,717	59,379
Accounts receivable, net of allowance of $631 and $262	8,882	7,827
Inventories	426	337
Receivable under reverse repurchase agreements	100	50
Deferred income taxes, net	1,526	1,166
Income taxes receivable, net	408	544
Prepaid revenue share, expenses and other assets	2,827	2,138
Assets held for sale	0	3,873
Total current assets	72,886	75,314
Prepaid revenue share, expenses and other assets, non-current	1,976	1,718
Non-marketable equity investments	1,976	2,123
Property and equipment, net	16,524	17,877
Intangible assets, net	6,066	5,317
Goodwill	11,492	14,177
Total assets	$110,920	$116,526
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,453	$1,623
Short-term debt	3,009	3,009
Accrued compensation and benefits	2,502	1,531
Accrued expenses and other current liabilities	3,755	3,305
Accrued revenue share	1,729	1,674
Securities lending payable	1,374	2,153
Deferred revenue	1,062	947
Income taxes payable, net	24	0
Liabilities held for sale	0	2,028
Total current liabilities	15,908	16,270
Long-term debt	2,236	3,234
Deferred revenue, non-current	139	103
Income taxes payable, non-current	2,638	2,826
Deferred income taxes, net, non-current	1,947	1,848
Other long-term liabilities	743	534
Stockholders’ equity:
Convertible preferred stock, $0.001 par value per share, 100,000 shares authorized; no shares issued and outstanding	0	0

Class A and Class B common stock, and Class C capital stock and additional paid-in capital, $0.001 par value per share: 15,000,000 shares authorized (Class A 9,000,000, Class B 3,000,000, Class C 3,000,000); 671,664 (Class A 279,325, Class B 56,507, Class C 335,832) and par value of $672 (Class A $279, Class B $57, Class C $336) and 674,462 (Class A 281,557, Class B 55,674, Class C 337,231) and par value of $674 (Class A $281, Class B $56, Class C $337) shares issued and outstanding	25,922	26,652
Accumulated other comprehensive income	125	345
Retained earnings	61,262	64,714
Total stockholders’ equity	87,309	91,711
Total liabilities and stockholders’ equity	$110,920	$116,526

Google Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended
	March 31,
	2013	2014
	(unaudited)
Revenues	$12,951	$15,420
Costs and expenses:
Cost of revenues (1)	5,136	5,961
Research and development (1)	1,617	2,126
Sales and marketing (1)	1,435	1,729
General and administrative (1)	1,015	1,489
Total costs and expenses	9,203	11,305
Income from operations	3,748	4,115
Interest and other income, net	134	357
Income from continuing operations before income taxes	3,882	4,472
Provision for income taxes	354	822
Net income from continuing operations	3,528	3,650
Net loss from discontinued operations (1)	(182)	(198)
Net income	$3,346	$3,452
Net income (loss) per share - basic:
Continuing operations	$5.34	$5.42
Discontinued operations	(0.28)	(0.29)
Net income (loss) per share - basic	$5.06	$5.13
Net income (loss) per share - diluted:
Continuing operations	$5.24	$5.33
Discontinued operations	(0.27)	(0.29)
Net income (loss) per share - diluted	$4.97	$5.04

Shares used in per share calculation - basic	660,908	672,587
Shares used in per share calculation - diluted	673,326	685,212

(1) Includes stock-based compensation expense as follows:
Cost of revenues	$99	$95
Research and development	338	456
Sales and marketing	118	147
General and administrative	100	141
Discontinued operations	53	48
Total stock-based compensation expense	$708	$887

Google Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended
	March 31,
	2013	2014
	(unaudited)
Operating activities
Net income	$3,346	$3,452
Adjustments:
Depreciation expense and loss on disposal of property and equipment	584	816
Amortization of intangible and other assets	315	270
Stock-based compensation expense	708	887
Excess tax benefits from stock-based award activities	(94)	(155)
Deferred income taxes	202	144
Gain on equity interest	0	(103)
Gain on sale of non-marketable equity investments	0	(117)
Other	37	(14)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	256	267
Income taxes, net	(335)	201
Inventories	(142)	26
Prepaid revenue share, expenses and other assets	(212)	(334)
Accounts payable	87	177
Accrued expenses and other liabilities	(1,059)	(1,079)
Accrued revenue share	(27)	(70)
Deferred revenue	(33)	23
Net cash provided by operating activities	3,633	4,391
Investing activities
Purchases of property and equipment	(1,203)	(2,345)
Purchases of marketable securities	(7,834)	(12,082)
Maturities and sales of marketable securities	6,319	9,406
Investments in non-marketable equity investments	(36)	(168)
Cash collateral related to securities lending	564	779
Investments in reverse repurchase agreements	0	50
Acquisitions, net of cash acquired, and purchases of intangibles and other assets	(251)	(2,947)
Net cash used in investing activities	(2,441)	(7,307)
Financing activities
Net payments related to stock-based award activities	(210)	(326)
Excess tax benefits from stock-based award activities	94	155
Proceeds from issuance of debt, net of costs	2,922	3,416
Repayments of debt	(3,323)	(2,423)
Net cash (used in) provided by financing activities	(517)	822
Effect of exchange rate changes on cash and cash equivalents	(78)	(5)
Net increase (decrease) in cash and cash equivalents	597	(2,099)
Cash and cash equivalents at beginning of period	14,778	18,898
Reclassification to assets held for sale	0	(160)
Cash and cash equivalents at end of period	$15,375	$16,639

Reconciliations of non-GAAP consolidated results of operations to the nearest comparable GAAP measures
The following table presents certain non-GAAP consolidated results before certain items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three months ended March 31, 2013				Three Months Ended March 31, 2014
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Revenues	$12,951	0		$12,951	$15,420	0		$15,420
Costs and expenses:
Cost of revenues	5,136	$(99)	(b)	5,037	5,961	$(95)	(b)	5,866
Research and development	1,617	(338)	(b)	1,279	2,126	(456)	(b)	1,670
Sales and marketing	1,435	(118)	(b)	1,317	1,729	(147)	(b)	1,582
General and administrative	1,015	(100)	(b)	915	1,489	(141)	(b)	1,348
Total costs and expenses	9,203	(655)		8,548	11,305	(839)		10,466
Income from operations	3,748	655		4,403	4,115	839		4,954
Operating margin (a)	28.9%			34.0%	26.7%			32.1%
Interest and other income, net	134	0		134	357	0		357
Income from continuing operations before income taxes	3,882	655		4,537	4,472	839		5,311
Provision for income taxes	354	141	(c)	495	822	190	(c)	1,012
Net income from continuing operations	3,528	514		4,042	3,650	649		4,299
Net loss from discontinued operations	(182)	182	(d)	0	(198)	198	(d)	0
Net income	$3,346	$696		$4,042	$3,452	$847		$4,299
Net income per share - diluted	$4.97			$6.00	$5.04			$6.27
Shares used in per share calculation - diluted	673,326			673,326	685,212			685,212

(a)	Operating margin is defined as consolidated income from operations divided by revenues. Non-GAAP operating margin is defined as non-GAAP consolidated income from operations divided by revenues.
(b)	To eliminate stock-based compensation expense.
(c)	To eliminate income tax effects related to stock-based compensation expense.
(d)	To eliminate net loss from discontinued operations.

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended March 31, 2014

Net cash provided by operating activities	$4,391
Less purchases of property and equipment	(2,345)
Free cash flow	$2,046

Net cash used in investing activities (a)	$(7,307)

Net cash provided by financing activities	$822
(a) Includes purchases of property and equipment.

Reconciliation from GAAP international revenues to non-GAAP international revenues (in millions, unaudited):

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014
	(using Q1'13's FX rates)	(using Q4'13's FX rates)

United Kingdom revenues (GAAP)	$1,583	$1,583
Exclude foreign exchange impact on Q1'14 revenues using Q1'13 rates	(71)	N/A
Exclude foreign exchange impact on Q1'14 revenues using Q4'13 rates	N/A	(36)
Exclude hedging gains recognized in Q1'14	0	0
United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,512	$1,547

Rest of the world revenues (GAAP)	$7,181	$7,181
Exclude foreign exchange impact on Q1'14 revenues using Q1'13 rates	234	N/A
Exclude foreign exchange impact on Q1'14 revenues using Q4'13 rates	N/A	86
Exclude hedging gains recognized in Q1'14	(8)	(8)
Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$7,407	$7,259

The following table presents our revenues by revenue source (in millions):

	Three Months Ended
	March 31,
	2013	2014
	(unaudited)
Advertising revenues:
Websites	$8,640	$10,469
Network Members' websites	3,262	3,397
Total advertising revenues	11,902	13,866
Other revenues	1,049	1,554
Total revenues	$12,951	$15,420

The following table presents our revenues, by revenue source, as a percentage of total revenues:

	Three Months Ended
	March 31,
	2013	2014
	(unaudited)
Advertising revenues:
Websites	67%	68%
Network Members' websites	25%	22%
Total advertising revenues	92%	90%
Other revenues	8%	10%
Total revenues	100%	100%